OPLINK COMMUNICATIONS, INC.

AMENDMENT TO STOCK OPTION AGREEMENT

AND PROMISE TO MAKE CASH PAYMENT

This Amendment to Stock Option Agreement and Promise to Make Cash Payment (this “Amendment”) is made on December 27, 2006, by and between Joseph Liu (the “Optionee”) and Oplink Communications, Inc. (the “Company”).

WHEREAS: The Company granted the Optionee a nonqualified stock option, number 20001316 (the “Option”), pursuant to a Stock Option Agreement dated November 1, 2002 (the “Option Agreement”), to purchase 714,285 shares of common stock of the Company (as adjusted to reflect to the Company’s 1-for-7 reverse stock split effected in November 2005) at an exercise price of $4.641 per share (as adjusted to reflect to the reverse stock split);

WHEREAS: The American Jobs Creation Act of 2004 (the “Act”) enacted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which substantially impacted the way that nonqualified deferred compensation plans are designed and administered;

WHEREAS: It has been determined that the Option was granted at a discount from the fair market value per share of common stock of the Company on the Option’s date of grant and therefore may be subject to adverse tax consequences under Code Section 409A, including income inclusion at vesting, an additional 20% penalty tax and interest charges;

WHEREAS: The Optionee and the Company desire to amend the Option Agreement to increase the exercise price of the Option with respect to the portion of the stock option that vested after December 31, 2004 (the “Section 409A Portion”), so that the Option is no longer subject to the adverse tax consequences under Code Section 409A; and

WHEREAS: The increase in exercise price will economically disadvantage the Optionee, therefore, the Company wishes to distribute a cash payment to the Optionee in an amount equal to the aggregate exercise price increase;

NOW THEREFORE: The Optionee and the Company agree that Option Agreement shall be amended such that, solely with respect to the Section 409A Portion, the Option’s exercise price of $4.641 per share is increased to $5.46 per share, which is equal to the fair market value the Company’s common stock on the Option grant date.

FURTHER: In consideration for amending the Agreement, the Optionee and the Company agree that promptly after January 1, 2007, the Company will make a cash payment of $268,125.04 to Optionee, which amount is equal to the difference between the original exercise price per share of $4.641 and the amended exercise price of $5.46, multiplied by 327,381, which is the number of shares underlying the Section 409A Portion of the Option.

FURTHER: To the extent not expressly amended hereby, the Option Agreement remains in full force and effect.

FURTHER: This Amendment, taken together with the Option Agreement (to the extent not amended hereby) and the Company’s 2000 Equity Incentive Plan, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Optionee’s stock option benefits (the “Novation”). The Novation may be amended at any time only by mutual written agreement of the parties hereto.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

OPLINK COMMUNICATIONS, INC.	OPTIONEE
By: /s/ Bruce Horn	/s/ Joseph Liu

Bruce Horn Chief Financial Officer	Joseph Liu